Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statements No. 333-54706, No. 333-108054, and No. 333-111183; Amendment No. 5 to Registration Statement No. 333-66371; and Registration Statement No. 333-99435 of U.S. Restaurant Properties, Inc. on Forms S-3, to the incorporation by reference in Registration Statement No. 333-68302 of U.S. Restaurant Properties, Inc. on Form S-8, and to the incorporation by reference in Amendment No. 4 to Registration Statement No. 333-119116 of U.S. Restaurant Properties, Inc. on Form S-4 of our reports relating to the financials statements of U.S. Restaurant Properties, Inc. and management’s report on effectiveness of internal control over financial reporting dated February 24, 2005 (our report on the financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to changes in the methods of accounting for discontinued operations in 2002 and asset retirement obligations in 2003 as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and SFAS No. 143, Accounting for Asset Retirement Obligations, respectively), appearing in the Annual Report on Form 10-K of U.S. Restaurant Properties, Inc. filed on or about February 24, 2005.

DELOITTE & TOUCHE LLP

Dallas, Texas

February 24, 2005